AMENDMENT
                                       TO
                       INVESTMENT SUB-ADVISORY AGREEMENT
                                    BETWEEN
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC
                                      AND
                   PACIFIC INVESTMENT MANAGEMENT COMPANY LLC


     This AMENDMENT is effective this 2nd day of September 2011, by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and PACIFIC INVESTMENT MANAGEMENT COMPANY LLC, a Delaware limited liability company and registered investment adviser ("Sub-Adviser").

     WHEREAS, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of January 31, 2001 ("Agreement"), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of JNL Series Trust.

     WHEREAS, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

     WHEREAS, in order to redefine the Aggregate Net Assets used to calculate the sub-advisory fee for the JNL Total Return Bond Fund (Sub-Adviser's account #
852),  Schedule  B  must  be  amended.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

     Schedule B, "Compensation", to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated September 2, 2011, attached hereto.

     Except as modified herein, the terms and conditions of the Agreement remain unchanged and in full force and effect.

     This Amendment may be executed in two or more counterparts which together shall constitute one document.

     IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of June 30, 2011, effective as of September 2, 2011.


JACKSON NATIONAL ASSET
MANAGEMENT, LLC

By: /s/ Mark. D. Nerud
Name:  Mark D. Nerud
Title:  	President and CEO

PACIFIC INVESTMENT
MANAGEMENT COMPANY LLC

By:/s/ Brent L. Holden
Name: Brent L. Holde
Title: Manging Director


                                   SCHEDULE B
                            DATED SEPTEMBER 2, 2011
                                 (Compensation)

 For the JNL/PIMCO Real Return Fund, Sub-Adviser's account #1852, the following fee schedule shall apply:

                       JNL/PIMCO Real Return Fund - 1852

AVERAGE DAILY NET ASSETS	                                         ANNUAL RATE

Amounts $0 - $1 Billion	                                             0.25%
Amounts over $1 Billion	                                             0.20%

   For the JNL/PIMCO Total Return Bond Fund, Sub-Adviser's account #852, the following fee schedule shall apply:

                     JNL/PIMCO Total Return Bond Fund - 852

AVERAGE DAILY NET ASSETS	                                         ANNUAL RATE

All Assets	                                                         0.25%*

* When aggregate net assets of JNL/PIMCO Total Return Bond Fund, JNL/PIMCO Real Return Fund, Curian/PIMCO Total Return Fund, and Curian/PIMCO Income Fund (Sub-Adviser's Accounts #852, 1852, 6852, and 7852) falls below $3 Billion, the annual rate asterisked above is applicable to all the amounts in the JNL/PIMCO Total Return Bond Fund (Sub-Adviser Account #852).


                     JNL/PIMCO Total Return Bond Fund - 852

AVERAGE DAILY NET ASSETS	                                            ANNUAL RATE

Amounts $0 - $1 Billion	                                            0.25%**
Amounts over $1 Billion	                                            0.225%**

** When aggregate net assets of JNL/PIMCO Total Return Bond Fund, JNL/PIMCO Real Return Fund, Curian/PIMCO Total Return Fund, and Curian/PIMCO Income Fund (Sub-Adviser's Accounts #852, 1852, 6852, and 7852) equals or exceeds $3 Billion, the annual rates double-asterisked above are applicable to all the amounts in the JNL/PIMCO Total Return Bond Fund (Sub-Adviser Account #852). The fee is computed based on the combined market value of the Total Return portfolios of JNL and Curian (Sub-Adviser's Accounts #852 and 6852), and Sub-Adviser will aggregate Total Return assets to derive an average fee to be applied to these Total Return portfolios (Sub-Adviser's Accounts #852 and 6852).


"Fund"  and  "Funds"  shall have the same meaning as set forth in the Agreement.

Aggregate Net Asset values and market value are determined by the Fund
Accountant.